EXHIBIT 4.1

BIOMET, INC.

DEFERRED COMPENSATION PLAN

PREAMBLE

1.         The Company desires to establish the Biomet, Inc. Deferred Compensation Plan, effective as of December 1, 2003.  The purpose of the Plan is to provide a select group of key management and highly compensated employees and the members of the Biomet, Inc. Board of Directors an opportunity, in accordance with the terms and conditions set forth herein, to defer the receipt of compensation.  By offering this Plan, the Company intends to build management loyalty and its business; provide a tax deferral alternative; permit deferral of amounts beyond the limits of its qualified plans; and further enhance existing benefit plans.

2.         The Plan is an unfunded benefit plan within the meaning of ERISA and the Internal Revenue Code.  Benefits payable under the Plan with respect to a participant or beneficiary shall be paid from the general assets of the Company.  To assist the Company in meeting its obligations under the Plan, the Company has established a trust.  The right of a participant or beneficiary to receive payment under the Plan is merely a contractual right to payment from the Company and the Plan does not give participants or beneficiaries any interest in, or right to, any of the assets of any affiliated employer other than as a general creditor of his employer.

3.         Participation in the Plan is voluntary.  A Participant may elect to defer a portion of his or her Compensation under the Plan and, at all times, shall be 100% Vested in amounts credited to his or her Deferral Account.  Under this Plan, the Company has no obligations to make employer contributions to the Plan, however, the Company shall retain the right to make discretionary allocations to the Account of Participants at the times and in the amounts designated by the Company in its sole discretion.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1       Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)        "Account" or "Accounts" shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

(b)        "Base Salary" shall mean that portion of a Participant's Compensation that is his or her annual base salary, excluding Bonuses, Commissions, incentive and all other remuneration for services rendered to the Company.

(c)        "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death.  No beneficiary designation shall become effective until it is filed with the Committee.  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary.  No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse.  If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(d)        "Board of Directors" or "Board" shall mean the Board of Directors of Biomet, Inc.

(e)        "Bonuses" shall mean the bonuses earned as of the last day of the Plan Year, provided a Participant is in the employ of the Company on the last day of the Plan Year.

(f)         "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)        "Committee" shall mean the Benefits Committee appointed by the Board to administer the Plan in accordance with Article VII.

(h)        "Company" shall mean Biomet, Inc. and any subsidiary or affiliate of Biomet, Inc. designated as eligible by the Committee to participate in the Plan, and any successor thereto that adopts this Plan.

(i)         "Company Contribution Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and the Company Matching Contribution Amount, if any, and net earnings and losses on such amounts pursuant to Section 4.2.

(j)         "Company Discretionary Contribution Amount" shall mean such discretionary amount, if any, credited by the Company to a Participant’s Company Contribution Account for a Plan Year.  Such amount to be credited may differ from Participant to Participant both in amount, including no amount, and as a percentage of Compensation.

(k)        "Company Matching Contribution Amount" shall mean such amount, if any, credited by the Company to each Participant’s Company Contribution Account for a Plan Year.  Such amount to be credited may differ from Participant to Participant both in amount, including no amount, and as a percentage of Compensation.

(l)         "Compensation" means, (i) with respect to a Participant who is an employee of the Company for a Plan Year, the Participant’s wages for federal income tax purposes for such year, including, Base Salary, Bonuses, incentive compensation and commissions, increased by amounts that would have been included in the Participant’s wages for the year, but for the Participant’s election pursuant to Code Section 125 or 401(k) or this Plan; (ii) with respect to a Participant who is a Director, the amount of cash paid to the Director, including, but not limited to, Board of Directors fees, committee fees, and such other amounts paid for services as a Director, (iii) or any other type of compensation or remuneration determined by the Committee to be eligible for deferral under the Plan.  Amounts distributed from a Participant’s Accounts in any Plan Year shall not be considered Compensation again in the year of distribution.

(m)       "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant's Compensation that he or she elects to defer, and (2) net earnings and losses attributable to such Account pursuant to Section 4.1.

(n)        “Designated Persons” shall mean Eligible Persons designated by the Committee as eligible to defer Stock Option Gains and Restricted Stock Awards.

(o)        “Director” shall mean any member of the Board of Directors of the Company who is not also an officer or employee of the Company.

(p)        "Disability" shall mean the Participant's inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Committee.

(q)        "Distributable Amount" shall mean the Vested balance in the Participant's Deferral Account and Company Contribution Account.

(r)        "Early Distribution" shall mean an election by Participant in accordance with Section 6.2 to receive a withdrawal of amounts from his or her Deferral Account and Company Contribution Account prior to the time at which such Participant would otherwise be entitled to such amounts.

(s)        "Effective Date" shall be December 1, 2003.

(t)         "Eligible Person" means (i) any common law employee of the Company that the Committee designates as a key management and/or highly compensated employee of the Company and eligible to participate in the Plan, and (ii) any Director.

(u)        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(v)        "Fund" or "Funds" shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(w)       "Hardship Distribution" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of a Participant's property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Committee in its sole discretion.  The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(x)        "Initial Election Period" shall mean the time period associated with the first enrollment period of the Plan or the first enrollment period of an Eligible Person, as determined by the Committee from time to time.

(y)        "Participant" shall mean any Eligible Person who becomes a Participant in this Plan in accordance with Article II.

(z)        “Participating Subsidiary” shall mean a subsidiary of Biomet, Inc. which  the Committee has designated as such and whose employees are eligible to participate in the Plan; provided that such employee is an Eligible Person.

(aa)      "Payment Date" shall be as elected by the participant, commencing in February of the year following the event.

(bb)      "Plan" shall be the Biomet, Inc. Deferred Compensation Plan, as amended from time to time.

(cc)      "Plan Year" shall be June 1 to May 31; provided, however, that the first plan year shall be December 1, 2003 to May 31, 2004.

(dd)      “Restricted Stock” shall mean shares of Stock granted under a restricted stock plan which are subject to forfeiture based upon non-compliance with certain enumerated criteria.

(ee)      “Restricted Stock Award” shall mean any award or grant of Restricted Stock under a restricted stock plan.

(ff)        “Separation from Service” shall mean, (i) with respect to a Participant who is an employee of the Company, the complete termination of the employment relationship between the Participant and the Company and/or all affiliated employers for any reason other than death, and (ii) with respect to a Director who is not also an employee of the Company, the complete cessation of membership on the Board and/or the boards of all affiliated employers of all in which he or she serves for any reason other than death.  The Committee, in its sole and final discretion, may determine that a Participant’s transfer from the Company to a successor or related employer is not considered a Separation from Service.

(gg)      "Scheduled Withdrawal Date" shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(hh)      “Stock” shall mean the Common Shares of Biomet, Inc.

(ii)        “Stock Option Gains,” with respect to a given stock option award granted by the Company to a particular Participant under a Company-sponsored stock option program, shall mean the difference in dollar value, determined as of the date of reference, between the exercise price and the stock option and the fair market value of the underlying stock as of the date of reference.

(jj)        “Stock Unit” means a unit of value, equal at any relevant time to the value of a share of Stock or Restricted Stock, as applicable, established by the Committee as a means of measuring value of the Stock-related portion of an Account under the Plan.

(kk)      "Trust" shall mean the Biomet, Inc. Deferred Compensation Plan Trust.

(ll)        "Trustee" shall mean Committee or any successor trustee appointed by the Committee.

(mm)    “Vested” means, with respect to an Account, that portion of the Participant’s interest in his or her Account that is nonforfeitable, as determined under Article V.

1.2       Rules of Construction.

  (a)        The provisions of the Plan shall be construed and governed in all respects under and by the laws of the State of Indiana, to the extent not preempted by federal law.

  (b)        Words used in the masculine gender shall be construed to include the feminine gender where appropriate, and vice versa.

  (c)        Words used in the singular shall be construed to include the plural where appropriate, and vice versa.

  (d)        The headings and subheadings in the Plan are inserted for the convenience of reference only and are not to be considered in the construction of any provision of the Plan.

ARTICLE II

PARTICIPATION

2.1       Determination of Eligible Person.

The Committee shall, from time to time, determine which persons are Eligible Persons under the Plan.  An Eligible Person shall become a Participant only after completing such forms and making such elections as the Committee may prescribe, including an agreement to be bound by the terms of the Plan and all determinations of the Committee.

2.2       Enrollment.

An Eligible Person shall become a Participant in the Plan by electing to make deferrals in accordance with Section 3.1, in accordance with such procedures as may be established from time to time by the Committee.  An individual who, at any time, ceases to be an Eligible Person, as determined in the sole discretion of the Committee, other than an Eligible Person who (i) becomes employed by a related company of the Company, which is not a Participating Subsidiary or (ii) is transferred to an international assignment, shall continue to be eligible to make deferrals until the end of the Plan Year in which the employee ceases to be an Eligible Person, and no future deferrals will be allowed until such time as the individual again becomes an Eligible Person.  In such case, the individual may remain a Participant in the Plan with respect to amounts already deferred.  A Participant shall remain a Participant until all amounts to which he or she is entitled under the Plan have been paid.

2.3       Transferred Employees.

An Eligible Person who (i) becomes employed by a related company of the Company, which is not a Participating Subsidiary or (ii) is transferred to an international assignment, shall not be eligible to make any further deferrals under the Plan, however, such individual shall remain a Participant in the Plan with respect to amounts already deferred.  Any deferrals for the current Plan Year shall terminate as of the date of transfer.

2.4       Amendment of Eligibility Criteria.

The Committee may, in its discretion, change the criteria for eligibility to comply with all applicable laws relating to salary grade and compensation levels; provided, however, that no change in the criteria for eligibility of any officer of the Company shall be effected unless such changes are (i) within parameters established by the Compensation Committee of the Board of Directors of the Company, or (ii) approved by the Compensation Committee of the Board of Directors of the Company.

ARTICLE III

DEFERRAL ELECTIONS

3.1       Elections to Defer Compensation.

(a)        Initial Election Period.  Subject to the provisions of Article II, each Participant may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

(b)        Deferral of Compensation - General Rule.  The amount of Compensation which a Participant may elect to defer is such Compensation earned on or after the time at which the Participant elects to defer in accordance with Section 3.1(a).  A Participant may defer up to 100% of his or her Compensation provided that the total amount deferred by the Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements, each as applicable, as determined in the sole and absolute discretion of the Committee.  The minimum contribution which may be made in any Plan Year by a Participant shall not be less than $5,000, provided such minimum contribution can be satisfied from any element of Compensation.

(c)        Duration of Compensation Deferral Election.  A Participant's initial election to defer Compensation must be received by the Committee prior to the last day of the Initial Election Period and is to be effective with respect to Compensation received after such deferral election is processed.  A Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year by filing a new election on or before April 30 prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the case of an employee who becomes a Participant after the Effective Date, such Participant shall have 30 days from the date he or she has become an Eligible Person to make an initial election with respect to Compensation.  Such election shall be for the remainder of the Plan Year, in the event the Plan Year has commenced.

(d)        Deferral of Stock Option Gains.  In accordance with the rules established by the Committee, a Designated Person may elect to defer all or any portion of Stock Option Gains attributable to non-qualified stock options and receive a credit of Stock Units.  Any deferral election must occur in a time period designated by the Committee from time to time in accordance with the Plan.  The Designated Person must attest to ownership of Stock equal in value to the total amount of the option exercise price and the Stock used for this purpose must have been held by the Designated Person for at least the period of time required by the applicable stock option plan of the Company.  All such deferrals shall be invested and held only in Stock Units as provided in Section 3.2(c).  A Designated Person shall be entitled to make a Stock Option Gains deferral at the time and in the form and manner determined by the Committee and communicated to the Designated Person.  No Designated Person shall have the right to make a Stock Option Gains deferral unless and until notified in writing by the Committee and only to the extent provided in such notice.

(e)        Deferral of Restricted Stock Grant Awards.  In accordance with the rules established by the Committee, a Designated Person may elect to defer all or any portion of a Restricted Stock awarded pursuant to a Restricted Stock Award and receive a credit of Stock Units.  Any such deferral election must be made in a time period designated by the Committee from time to time and in accordance with the Plan.  All such deferrals shall be invested and held in Stock Units as provided in Section 3.2(c).  A Designated Person shall be entitled to make a Restricted Stock deferral at the time and in the form and manner determined by the Committee and communicated to the Designated Person.  No Designated Person shall have the right to make a Restricted Stock deferral unless and until notified in writing by the Committee and only to the extent provided in such notice.

3.2       Investment Elections.

(a)        At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds in which the Participant's Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account.  In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee. On a form provided by the Committee, a participant may change each of the investment allocations monthly while employed or after termination.  Changes made by the 25th of the month will be effective the first business day of the following month.  If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the money market type of investment fund.

(b)        Although the Participant may designate the type of investments, the Committee shall not be bound by such designation and the amounts credited to such Accounts may not actually be invested in the underlying Fund or Funds.  The Accounts will be hypothetically invested in such Fund or Funds and net gains and losses associated with such Fund or Funds will be credited or debited to the Accounts, as applicable.  The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds.  The Net gains and losses of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant's Account under Article IV.

(c)        Deferrals of Stock Option Grants and Restricted Stock Awards.  At the time Stock Option Gains are realized and Restricted Stock vests, a Participant’s Stock Unit subaccount shall be credited with the number of Stock Units equal in number to the amount of Stock Option gains and shares of Restricted Stock.  Elections to defer Stock Option Gains and Restricted Stock are irrevocable.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1       Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant's Deferral Account shall be further divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a).  A Participant's Deferral Account shall be credited as follows:

(a)        On the second business day after amounts are withheld and deferred from a Participant's Compensation, the Committee shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b)        Each business day, each investment fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Net gains and losses for the corresponding fund selected by the Participant.

(c)        In the event that a Participant elects for a given Plan Year's deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and net investment gains and losses associated with such Plan Year's deferral of Compensation.

4.2       Company Contribution Account.

The Company is not required to make contributions to the Plan on behalf of a Participant, but reserves the right to credit Participants’ Accounts with discretionary or matching contributions from time to time in its sole discretion.  In the event that the Company elects to make a Company Discretionary Contribution Amount or a Company Matching Contribution Amount, then the Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan who receives such allocation to his or her Accounts.  Each Participant's Company Contribution Account if not designated by the Company at the time of contribution shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a).  A Participant's Company Contribution Account shall be credited as follows:

(a)        On the second business day after a Company Discretionary Contribution Amount or Company Matching Contribution Amount has been allocated, the Committee shall credit the investment fund subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution Amount, if any, or Company Matching Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount; and

(b)        Each business day, each investment fund subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Net gains and losses for the corresponding Fund selected by the Participant.

4.3       Trust Funding.

The Company has created a Trust with the Trustee.  The Company may cause the Trust to be funded each year, but only to the extent of (1) an amount equal to the amount deferred by each Participant; (2) the aggregate amount of Company Discretionary Contribution Amounts; and (3) the aggregate amount of Company Matching Contribution Amounts for the Plan Year.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency.

ARTICLE V

VESTING

5.1       Participant Contributions.  A Participant shall at all times be 100% Vested in his or her Deferral Account.

5.2       Company Contributions.  In the event that the Company elects to credit the Accounts of Participants with Company discretionary or matching contributions, then the Company, in its sole discretion, shall establish a vesting schedule for the Company Contribution Account as it deems appropriate.  Any Participant that terminates employment or service with the Company prior to full vesting shall irrevocably forfeit the portion not Vested and, in no event, shall the Company Contribution be distributed prior to vesting.  Such forfeitures shall be retained by the Company.

ARTICLE VI

DISTRIBUTIONS

6.1       Distribution of Deferred Compensation and Discretionary Company Contributions.

(a)        Distribution Without Scheduled Withdrawal Date.  In the case of a Participant who incurs a Separation from Service and has an Account balance of more than $50,000 as of the effective date of the Separation from Service, the Distributable Amount shall be paid to the Participant in substantially equal annual installments over ten (10) years commencing on the Participant's Payment Date.  An optional form of benefit may be elected by the Participant, on the form provided by the Committee, during his or her Initial Election Period from among the following:

(1)        A lump sum distribution beginning on the Participant's Payment Date.

(2)        Substantially equal annual installments over five (5) years beginning on the Participant's Payment Date.

(3)        Substantially equal annual installments over fifteen (15) years beginning on the Participant's Payment Date.

A Participant may modify the form of benefit that he or she has previously elected, provided such modification occurs at least one (1) year before the Participant terminates employment with the Company.

Notwithstanding the preceding provisions and regardless of any optional form of benefit elected by the Participant during his or her Initial Election Period, if the Participant incurs a Separation from Service and has an Account balance of $50,000 or less as of the effective of the Separation from Service, the Distributable Amount shall be paid to the Participant in a lump sum distribution on the Participant's Payment Date.

The Participant's Account shall continue to be credited with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed.

(b)        Distribution With Scheduled Withdrawal Date.  In the case of a Participant who has not incurred a Separation from Service and has elected a Scheduled Withdrawal Date for a distribution, such Participant shall receive his or her Distributable Amount, as has been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 6.1(a)  of the Plan.

(1)        In the case of a Participant with an Account balance of more than $25,000 as of the Participant’s Payment Date, the Distributable Amount shall be paid, at the election of the Participant, from among the following:

(A)       A lump sum distribution beginning on the Participant's Payment Date.

(B)       Annual installments over two (2) to five (5) years beginning on the Participant's Payment Date.

(2)        A Participant's Scheduled Withdrawal Date with respect to deferrals of Compensation, deferred in a given Plan Year can be no earlier than two years from the last day of the Plan Year for which the deferrals of Compensation, are made.  A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the Scheduled Withdrawal Date.  The Participant shall have the right to twice modify any Scheduled Withdrawal Date.  In the event a Participant Separates from Service prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant's Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed in a lump sum.

(c)        Distribution Due to Death or Disability.  In the case of a Participant who dies either before or after the Participant incurs a Separation from Service, the Participant’s Beneficiary will receive the total undistributed balance in the Participant’s Accounts in a lump sum distribution as soon as administratively feasible following the date of death.  In the case of a Participant who becomes disabled, the Participant will receive the total undistributed balance in the Participant’s Account in a lump sum distribution as soon as a determination has been made that the Participant is disabled.  For purposes of determining a Participant’s disability, the determination shall be made in accordance with the Company’s long-term disability plan in effect at the time of the Participant’s claim of disability.

(d)        Employment Competition – Distribution Period.  If a Participant’s employment with the Company is terminated for any reason and if the Participant becomes employed or otherwise affiliated with a competitor of the Company, as determined by the Committee in its sole discretion, then the Participant’s Distributable Amount shall be distributed in a lump sum distribution as soon as administratively feasible following the termination of the Participant’s employment with the Company.

6.2       Early Non-Scheduled Distributions.

A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:

(a)        The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)        The amount of the Early Distribution shall not exceed 90% of his Vested Account balance.

(c)        The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

(d)        If a Participant requests an Early Distribution of his or her entire Vested Account, the remaining balance of his or her Account (10% of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.  If a Participant receives an Early Distribution of less than his or her entire Vested Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant's Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.  Any amounts forfeited under this subsection shall revert to the Company.

(e)        If a Participant receives an Early Distribution of either all or a part of his or her Account, the Participant will be ineligible to make deferrals of Compensation into the Plan or receive allocations of Company Discretionary Contribution Amounts or Company Matching Contribution Amounts under the Plan for the balance of the Plan Year and the following Plan Year.  All distributions shall be made on a pro rata basis from among a Participant's Accounts.

6.3       Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution from his or her Vested Accounts prior to the Payment Date, subject to the following restrictions:

(a)        The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

(b)        The Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.2(t) of the Plan.

(c)        The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d)        If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.

6.4       Domestic Relations Orders.

Upon receipt of an enforceable domestic relations order from a court of competent jurisdiction, the Plan shall make an assignment and distribution from the Participant’s Account in accordance with such order.  However, in no event shall an assignment under this Section 6.4 result in the establishment of an account for the benefit or in the name of any alternate Payee named in the order.

6.5       Distribution Upon Adverse Finding by the Internal Revenue Service.

If the Internal Revenue Service asserts that amounts deferred by a Participant pursuant to this Plan are taxable to the Participant for Federal income taxes before distribution, the Committee shall cause to be distributed to the Participant from his or her Account an amount equal to all taxes, interest and penalties owed by the Participant as a result from such inclusion in taxable income.

6.6       Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII

ADMINISTRATION

7.1       Committee.

A committee shall be appointed by, and serve at the pleasure of, the Board of Directors.  The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members.  A member of the Committee may resign by delivering a written notice of resignation to the Board.  The Board may remove any member by delivering a certified copy of its resolution of removal to such member.  Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2       Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3       Powers and Duties of the Committee.

(a)        The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)        To select the Funds in accordance with Section 3.2(b) hereof;

(2)        To construe and interpret the terms and provisions of this Plan;

(3)        To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4)        To maintain all records that may be necessary for the administration of the Plan;

(5)        To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6)        To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7)        To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(8)        To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.

7.4       Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5       Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6       Compensation, Expenses and Indemnity.

(a)        The members of the Committee shall serve without compensation for their services hereunder.

(b)        The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)        To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7       Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts on a quarterly basis.

7.8       Disputes.

(a)        Claim.   A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") must file a written request for such benefit with the Committee, setting forth his or her claim.  The request must be addressed to the Chairman of the Committee at its then principal place of business.

(b)        Claim Decision.  Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth:  (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c)        Request For Review.  Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing a review of the initial denial.  Such request must be addressed to the Chair of the Committee, at its then principal place of business.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

(d)        Review of Decision.  Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based.  If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1       Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA and the Plan will be interpreted to effectuate this result.

8.2       Restriction Against Assignment.

Except as otherwise provided in Section 6.4, regarding domestic relations orders, the Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3       Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4       Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts.  In the event that this Plan is terminated, the amounts allocated to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

8.5       Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.6       Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.7       Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

BIOMET, INC. BENEFITS COMMITTEE

/s/_ Gregory D. Hartman
Gregory D. Hartman

/s/_ James R. Pastena
James R. Pastena

/s/_ Darlene K. Whaley
Darlene K. Whaley